Exhibit 99.1

Peakstone Realty Trust Announces Webcast to Discuss Recent Listing

El Segundo, Calif. – April 17, 2023 – Peakstone Realty Trust (“Peakstone” or the “Company”) announced that on Thursday, April 20, 2023, at 4:30 p.m. EST the Company will be hosting a webcast to discuss the recent New York Stock Exchange listing. The webcast will focus on the questions raised by legacy shareholders and their financial advisors. If you would like to submit a question, please email: Webcast@pkst.com by 5:00 p.m. EST on Wednesday, April 19, 2023.

In the interim, please view the updated list of Frequently Asked Questions that are posted under the Investors section of the Company’s website at www.pkst.com (linked here).

About Peakstone Realty Trust

Peakstone Realty Trust is an internally managed, publicly registered real estate investment trust (REIT) that owns and operates a high-quality, newer-vintage portfolio of predominantly single-tenant industrial and office properties. These assets are generally leased to creditworthy tenants under long-term net lease agreements with contractual rent escalations. As of March 31, 2023, Peakstone’s portfolio consists of 19 million square feet across 24 states in primarily high growth, strategic coastal and sunbelt markets.

Additional information is available at www.pkst.com.

Contacts:
Investors
ir@pkst.com

Advisors
advisorservices@pkst.com

Media
Joele Frank, Wilkinson Brimmer Katcher
peakstone@joelefrank.com